EXHIBIT C
MEMORANDUM OF UNDERSTANDING, DATED AS OF FEBRUARY 28, 2011,
BETWEEN SINA CORPORATION AND MECOX LANE LIMITED
EXECUTION COPY
February 28, 2011
MEMORANDUM OF UNDERSTANDING
     This Memorandum of Understanding (as the same may be amended, modified or restated from time to time, this “Agreement”), is dated as of February 28, 2011, by and among Mecox Lane Limited (“Mecox”) and Sina Corporation (“Sina” and collectively with Mecox, the “Parties”).
     WHEREAS, Maxpro Holdings Limited, Ever Keen Holdings Limited (together, the “Sellers”) and Sina have entered into a Share Purchase Agreement dated February 28, 2011 (the “Share Purchase Agreement”), pursuant to which Sina acquired 76,986,529 ordinary shares of Mecox, representing 19% of the total issued and outstanding ordinary shares of Mecox;
     WHEREAS, the Parties recognize the mutual benefits to their respective companies that can be derived from increased collaboration, cooperation and interaction in their business activities and desire to pursue a strategic partnership.
     WHEREAS, the Parties desire to work together for their mutual benefit, the precise scope of which will be reflected in subsequent definitive documentation and each party desires negotiate these definitive agreements in good faith and to take necessary steps to give effect to the strategic partnership outlined in this Agreement;
     WHEREAS, Mecox intends to purchase and Sina intends to sell advertising products and services;
     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein, the Parties hereto agree as follows:
     1. Advertising, Promotion and Joint Efforts. The Parties intend to pursue discussions with each other for Sina to treat Mecox as a most-favored partner of Sina, and for Mecox to treat Sina as a most-favored partner of Mecox, regarding the provision of advertising products and services. The Parties further intend to work with each other to explore new forms of online marketing.
     2. Confidentiality. This Agreement and the terms hereof will be treated confidentially and will not be disclosed to a third party without the prior written consent of the Parties hereto. In the event that any party is requested or required (by law, rule or regulation or by judicial or regulatory process) to disclose the information hereunder, such party will provide the other party with prompt written (if practicable) notice of any such request of requirement so that such other party may seek, at its sole risk and expense, a protective order or such other remedy.
     3. Non-Binding. Both Parties understand and acknowledge that this Agreement merely constitutes a statement of their mutual intentions and a recital of their discussions in connection with the transactions contemplated by this Agreement, and therefore does not constitute a binding agreement upon any party. Other than Sections 3 and 4 of this Agreement, which are binding upon and enforceable against the Parties hereto and their successors and assigns, and which each party shall be entitled to seek legal relief for any breach, this Agreement shall not create or otherwise give rise to, and there shall not exist, any binding legal obligation on either party to consummate the transactions contemplated hereby. Any such binding obligation shall only arise with respect to the Parties hereto after they have negotiated, executed, and delivered definitive documentation for transactions described in this Agreement (the “Definitive Agreements”) and obtained the requisite regulatory and other approvals required to enter into the Definitive Agreements. Until execution and delivery of the Definitive Agreements, each party shall have the absolute right to terminate all negotiations for any reason without liability.
     4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China applicable to contracts made and to be performed therein.
     5. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as a deed effective the day and year first above written.

MECOX LANE LIMITED
By:	/s/ Beichun Gu
	Name:	Alfred Beichun Gu
	Title:	Chief Executive Officer

SINA CORPORATION
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	President

[Signature Page to Sina MOU]